US Alliance Corporation
Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Investments:
Available for sale fixed maturity securities (amortized cost: $11,633,957 and $10,318,164 as of March 31, 2017 and December 31, 2016, respectively)	$11,688,456	$10,320,074
Available for sale equity securities (cost: $5,259,107 and $4,905,953 as of March 31, 2017 and December 31, 2016, respectively)	5,467,106	5,143,504
Total investments	17,155,562	15,463,578

Cash and cash equivalents	2,177,660	3,145,745
Investment income due and accrued	94,458	100,713
Reinsurance related assets	31,597	31,390
Deferred acquisition costs, net	186,846	153,792
Property, equipment and software, net	236,265	244,849
Other assets	889,468	51,922
Total assets	$20,771,856	$19,191,989

Liabilities and Shareholders' Equity
Liabilities:
Policy liabilities
Deposit-type contracts	$3,856,221	$3,398,170
Policyholder benefit reserves	4,609,783	4,220,215
Advance premiums	133,191	121,944
Total policy liabilities	8,599,195	7,740,329

Accounts payable and accrued expenses	69,268	66,472
Other liabilities	813,909	4,205
Total liabilities	9,482,372	7,811,006

Shareholders' Equity:
Common stock, $0.10 par value. Authorized 9,000,000 shares; issued and outstanding 5,583,702 and 5,565,943 shares as of March 31, 2017 and December 31, 2016, respectively	558,371	556,595
Additional paid-in capital	18,069,599	18,017,163
Accumulated deficit	(7,600,984)	(7,432,236)
Accumulated other comprehensive income	262,498	239,461
Total shareholders' equity	11,289,484	11,380,983

Total liabilities and shareholders' equity	$20,771,856	$19,191,989

See Notes to Consolidated Financial Statements.

US Alliance Corporation
Consolidated Statements of Comprehensive Loss

	Quarter Ended March 31,
	2017	2016
Income:	(unaudited)
Premium income	$1,749,928	$1,357,372
Net investment income	126,020	91,261
Net realized gain on sale of securities	192,405	10,838
Other income	20,202	13,405
Total income	2,088,555	1,472,876

Expenses:
Death claims	392,588	116,527
Policyholder benefits	973,724	722,145
Increase in policyholder reserves	264,978	359,552
Commissions, net of deferrals	124,291	108,215
Amortization of deferred acquisition costs	37,764	37,457
Salaries & benefits	178,192	188,367
Other operating expenses	285,766	267,330
Total expense	2,257,303	1,799,593

Net loss	$(168,748)	$(326,717)

Unrealized net holding gains arising during the period	215,442	282,417
Reclassification adjustment for loss (gains) included in net loss	(192,405)	(10,838)
Other comprehensive income	23,037	271,579

Comprehensive loss	$(145,711)	$(55,138)

Net loss per common share, basic and diluted	$(0.03)	$(0.06)

See Notes to Consolidated Financial Statements.

 US Alliance Corporation

Consolidated Statements of Changes in Shareholders' Equity
Quarter Ended March 31, 2017 and March 31, 2016 (unaudited)

	Number of Shares of		Additional		Common	Common Stock	Accumulated Other Comprehensive
	Common Stock	Common Stock	Paid-in Capital	Outstanding Warrants	Stock Subscribed	Subscription Receivable	Income / (Loss)	Accumulated Deficit	Total
Balance, December 31, 2015	5,177,245	$517,725	$17,018,285	$15,876	$13,799	$(827,952)	$(100,477)	$(6,146,463)	$10,490,793
Common stock issued upon exercise of warrants, $6.00 per share	354,794	35,479	2,109,161	(15,876)	-	-	-	-	2,128,764
Costs associated with warrant exercise	-	-	(246,945)	-	-	-	-	-	(246,945)
Common stock subscribed	-	-	(761,041)	-	(12,899)	773,940	-	-	-
Other comprehensive income	-	-	-	-	-	-	271,579	-	271,579
Net loss	-	-	-	-	-	-	-	(326,717)	(326,717)
Balance, March 31, 2016	5,532,039	$553,204	$18,119,460	$-	$900	$(54,012)	$171,102	$(6,473,180)	$12,317,474

Balance, December 31, 2016	5,565,943	$556,595	$18,017,163	$-	$-	$-	$239,461	$(7,432,236)	$11,380,983
Common stock issued, $7 per share	17,759	1,776	122,537	-	-	-	-	-	124,313
Costs associated with common stock issued	-	-	(70,101)	-	-	-	-	-	(70,101)
Other comprehensive income	-	-	-	-	-	-	23,037	-	23,037
Net loss	-	-	-	-	-	-	-	(168,748)	(168,748)
Balance, March 31, 2017	5,583,702	$558,371	$18,069,599	$-	$-	$-	$262,498	$(7,600,984)	$11,289,484

See Notes to Consolidated Financial Statements.

US Alliance Corporation
Consolidated Statements of Cash Flows

	Quarters Ended March 31,
	2017	2016
Cash Flows from Operating Activities:	(unaudited)
Net loss	$(168,748)	$(326,717)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,584	9,734
Net realized gains on the sale of securities	(192,405)	(10,838)
Amortization of investment securities, net	8,789	5,520
Deferred acquisition costs capitalized	(70,818)	(48,382)
Deferred acquisition costs amortized	37,764	37,457
Interest credited on deposit type contracts	16,597	14,244
(Increase) decrease in operating assets:
Investment income due and accrued	6,255	10,909
Reinsurance related assets	(207)	3,484
Pre-paid expenses	(4,277)	32,202
Other assets	(18,225)	2,003
Increase (decrease) in operating liabilities:
Policyowner benefit reserves	389,568	390,000
Advance premiums	11,247	15,740
Other liabilities	14,352	12,037
Accounts payable and accrued expenses	2,796	(24,110)
Net cash provided by operating activities	41,272	123,283

Cash Flows from Investing Activities:
Available-for-sale securities
Purchase of fixed income investments	(1,479,152)	(269,208)
Purchase of equity investments	(180,567)	(395,268)
Proceeds from fixed income sales and repayments	154,696	153,393
Proceeds from equity sales and repayments	-	92,247
Net cash (used in) investing activities	(1,505,023)	(418,836)

Cash Flows from Financing Activities:
Receipts on deposit-type contracts	579,215	441,382
Withdrawals on deposit-type contracts	(137,761)	(74,577)
Proceeds received from exercise of warrants, net of costs of issuance	54,212	1,881,819
Net cash provided by financing activities	495,666	2,248,624

Net (decrease) increase in cash and cash equivalents	(968,085)	1,953,071

Cash and Cash Equivalents:
Beginning	3,145,745	2,466,526
Ending	$2,177,660	$4,419,597

See Notes to Consolidated Financial Statements.

US Alliance Corporation

Notes to Consolidated Financial Statements (unaudited)

Note 1.     Description of Business and Significant Accounting Policies

Description of business: US Alliance Corporation (“the Company”) is a Kansas corporation located in Topeka, Kansas. The Company was incorporated April 24, 2009, as a holding company to form, own, operate and manage a life insurance company and its marketing and investment affiliates. On June 9, 2011, the wholly owned subsidiary, US Alliance Life and Security Company was incorporated. US Alliance Life and Security Company received its Certificate of Authority from the Kansas Insurance Department (KID) effective January 2, 2012. On April 23, 2012, US Alliance Investment Corporation and US Alliance Marketing Corporation were incorporated as wholly-owned subsidiaries of the Company to provide investment management and marketing services.

The Company terminated its initial public offering on February 24, 2013. During the balance of 2013, the Company achieved approval of an array of life insurance and annuity products, began development of various distribution channels and commenced insurance operations and product sales. The Company sold its first insurance product on May 1, 2013. The Company continued to expand its product offerings and distribution channels throughout 2014 and 2015. On February 24, 2015, the Company commenced a warrant exercise offering set to expire on February 24, 2016. On February 24, 2016, the Company extended its current offering until February 24, 2017 and made additional shares available for purchase. All outstanding warrants expired on April 1, 2016. The Company further extended this offering to February 24, 2018.

The Company began offering third party administrative (“TPA”) services in 2015. TPA agreements generate service fee income for the Company. The Company currently has one TPA agreement in place. The Company has been able to perform its TPA services using existing resources.

Basis of presentation: The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods have been included.

The results of operation for the three months ended March 31, 2017 are not necessarily indicative of the results to be expected for the year ended December 31, 2017 or for any other interim period or for any other future year. Certain financial information which is normally included in notes to financial statements prepared in accordance with US GAAP, but which is not required for interim reporting purposes, has been condensed or omitted. The accompanying financial statements and notes thereto should be read in conjunction with the financial statements and notes thereto included in the Company’s report on Form 10-K and amendments thereto for the year ended December 31, 2016.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated from the consolidated financial statements.

Area of Operation: US Alliance Life and Security Company is authorized to operate in the states of Kansas, North Dakota, Oklahoma, and Missouri.

Common stock and earnings (loss) per share: The par value for common stock is $0.10 per share with 9,000,000 shares authorized. As of March 31, 2017 and December 31, 2016, the Company had 5,583,702 and 5,565,943 common shares issued and outstanding, respectively.

Earnings (loss) per share attributable to the Company’s common stockholders were computed based on the net loss and the weighted average number of shares outstanding during each year. The weighted average number of shares outstanding during the three months ended March 31, 2017 and 2016 were 5,571,529 and 5,295,510 shares, respectively. Potential common shares are excluded from the computation when their effect is anti-dilutive. Basic and diluted net loss per common share is the same for the quarters ended March 31, 2017 and 2016 because all warrants for common shares are anti-dilutive.

US Alliance Corporation

Notes to Consolidated Financial Statements (unaudited)

New accounting standards:

Revenue from Contracts with Customers

In May 2014, the Financial Accounting Standards Board (“FASB”) issued updated guidance to clarify the principles for recognizing revenue. While insurance contracts are not within the scope of this updated guidance, the Company's fee income related to providing services will be subject to this updated guidance. The updated guidance requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services.

The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when, or as, the entity satisfies a performance obligation.

In July 2015, the FASB deferred the effective date of the updated guidance on revenue recognition by one year to the quarter ending March 31, 2018.  The adoption of this guidance is not expected to have a material effect on the Company’s results of operations, financial position or liquidity.

Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern

In August 2014, the FASB issued guidance to address the diversity in practice in determining when there is substantial doubt about an entity's ability to continue as a going concern and when an entity must disclose certain relevant conditions and events. The new guidance requires an entity to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued). The new guidance allows the entity to consider the mitigating effects of management's plans that will alleviate the substantial doubt and requires certain disclosures when substantial doubt is alleviated as a result of consideration of management's plans.

If conditions or events raise substantial doubt that is not alleviated, an entity should disclose that there is substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued), along with the principal conditions or events that raise substantial doubt, management's evaluation of the significance of those conditions or events in relation to the entity's ability to meet its obligations and management's plans that are intended to mitigate those conditions.

The guidance is effective for annual periods ending after December 15, 2016, and interim and annual periods thereafter. The adoption of this guidance did not have a material effect on the Company's results of operations, financial position or liquidity.

Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued updated guidance regarding financial instruments. This guidance intends to enhance reporting for financial instruments and addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The significant amendments in this update generally require equity investments to be measured at fair value with changes in fair value recognized in net income, require the use of an exit price notion when measuring the fair value of financial instruments for disclosure purposes and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. This guidance also intends to enhance the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments.

This guidance is effective for fiscal years beginning after December 15, 2017. The recognition and measurement provisions of this guidance will be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption and early adoption is not permitted. The Company is evaluating this guidance but expects the primary impact will be the recognition of unrealized gains and losses on available-for-sale equity securities in net income. Currently, all unrealized gains and losses on available-for-sale equity securities are recognized in other comprehensive income (loss).

US Alliance Corporation

Notes to Consolidated Financial Statements (unaudited)

The effect of the adoption of this guidance on the Company’s results of operations, financial position and liquidity is primarily dependent on the fair value of the available-for-sale equity securities in future periods and the existence of a deferred tax asset related to available-for-sale securities in future periods that have not yet been fully assessed.

Leases

In February 2016, the FASB issued updated guidance to require lessees to recognize a right-to-use asset and a lease liability for leases with terms of more than 12 months.  The updated guidance retains the two classifications of a lease as either an operating or finance lease (previously referred to as a capital lease).  Both lease classifications require the lessee to record the right-to-use asset and the lease liability based upon the present value of cash flows.  Finance leases will reflect the financial arrangement by recognizing interest expense on the lease liability separately from the amortization expense of the right-to-use asset.  Operating leases will recognize lease expense (with no separate recognition of interest expense) on a straight-line basis over the term of the lease.   The accounting by lessors is not significantly changed by the updated guidance.  The updated guidance requires expanded qualitative and quantitative disclosures, including additional information about the amounts recorded in the financial statements.

The updated guidance is effective for reporting periods beginning after December 15, 2018, and will require that the earliest comparative period presented include the measurement and recognition of existing leases with an adjustment to equity as if the updated guidance had always been applied.  Early adoption is permitted.  The adoption of this guidance is not expected to have a material effect on the Company’s results of operations, financial position or liquidity.

Contingent Put and Call Options in Debt Instruments

In March 2016, the FASB issued updated guidance clarifying that when a call (put) option in a debt instrument can accelerate the repayment of principal on the debt instrument, a reporting entity does not need to assess whether the contingent event that triggers the ability to exercise the call (put) option is related to interest rates or credit risk in determining whether the option should be accounted for separately.  The updated guidance is effective for reporting periods beginning after December 15, 2016. Early adoption is permitted.  The adoption of this guidance did not have a material effect on the Company’s results of operations, financial position or liquidity.

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued updated guidance for the accounting for credit losses for financial instruments.  The updated guidance applies a new credit loss model (current expected credit losses or CECL) for determining credit-related impairments for financial instruments measured at amortized cost (e.g. reinsurance recoverables) and requires an entity to estimate the credit losses expected over the life of an exposure or pool of exposures. The estimate of expected credit losses should consider historical information, current information, as well as reasonable and supportable forecasts, including estimates of prepayments. The expected credit losses, and subsequent adjustments to such losses, will be recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheet at the amount expected to be collected.

The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value.  In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists.

The updated guidance is effective for reporting periods beginning after December 15, 2019.  Early adoption is permitted for reporting periods beginning after December 15, 2018.  The Company will not be able to determine the impact that the updated guidance will have on its results of operations, financial position or liquidity until the updated guidance is adopted.

US Alliance Corporation

Notes to Consolidated Financial Statements (unaudited)

Classification of Certain Cash Receipts and Cash Payment

In August 2016, the FASB issued new guidance that clarifies the classification of certain cash receipts and cash payments in the statement of cash flows under eight different scenarios including, but not limited to: (i) debt prepayment or debt extinguishment costs; (ii) proceeds from the settlement of corporate-owned life insurance policies including bank-owned life insurance policies; (iii) distributions received from equity method investees; and (iv) separately identifiable cash flows and application of the predominance principle. This guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its statement of cash flows.

All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent or material to the Company at this time.

US Alliance Corporation

Notes to Consolidated Financial Statements (unaudited)

Note 2. Investments

The amortized cost and fair value of available for sale and held to maturity investments as of March 31, 2017 and December 31, 2016 is as follows:

	March 31, 2017
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Available for sale:	(Unaudited)
Fixed maturities:
US Treasury securities	$315,229	$-	$(12,646)	$302,583
Corporate bonds	4,417,718	71,032	(36,034)	4,452,716
Municipal bonds	3,624,678	62,399	(30,087)	3,656,990
Mortgage backed and asset backed securities	3,276,332	39,488	(39,653)	3,276,167
Total fixed maturities	11,633,957	172,919	(118,420)	11,688,456
Equities:
Equities	4,962,881	257,651	(85,109)	5,135,423
Other equity investments	296,226	38,949	(3,492)	331,683
Total equities	5,259,107	296,600	(88,601)	5,467,106
Total available for sale	$16,893,064	$469,519	$(207,021)	$17,155,562

	December 31, 2016
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Available for sale:
Fixed maturities:
US Treasury securities	$314,992	$-	$(15,830)	$299,162
Corporate bonds	3,828,418	62,712	(45,234)	3,845,896
Municipal bonds	2,841,137	46,883	(38,191)	2,849,829
Mortgage backed and asset backed securities	3,333,617	36,870	(45,300)	3,325,187
Total fixed maturities	10,318,164	146,465	(144,555)	10,320,074
Equities:
Equities	4,723,024	350,981	(131,757)	4,942,248
Other equity investments	182,929	23,046	(4,719)	201,256
Total equities	4,905,953	374,027	(136,476)	5,143,504
Total available for sale	$15,224,117	$520,492	$(281,031)	$15,463,578

The amortized cost and fair value of debt securities as of March 31, 2017, by contractual maturity, are shown below. Equity securities do not have stated maturity dates and therefore are not included in the following maturity summary. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	As of March 31, 2017
	Amortized Cost	Fair Value
Amounts maturing in:	(unaudited)
One year or less	$49,951	$49,929
After one year through five years	1,718,157	1,714,094
After five years through ten years	1,646,453	1,647,786
More than 10 years	4,943,064	5,000,480
Mortgage backed and asset backed securities	3,276,332	3,276,167
	$11,633,957	$11,688,456

US Alliance Corporation

Notes to Consolidated Financial Statements (unaudited)

Proceeds from the sale of securities, maturities, and asset paydowns for the first three months of 2017 and 2016 were $969,740 and $245,640, respectively. Realized gains and losses related to the sale of securities are summarized as follows:

	Quarter Ended March 31,
	(unaudited)
	2017	2016
Gross gains	$192,405	$10,838
Gross losses	-	-
Net security gains	$192,405	$10,838

Gross unrealized losses by duration are summarized as follows:

	Less than 12 months		Greater than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
March 31, 2017
Available for sale:	(unaudited)
Fixed maturities:
US Treasury securities	$302,583	$(12,646)	$-	$-	$302,583	$(12,646)
Corporate bonds	2,057,429	(35,288)	49,157	(746)	2,106,586	(36,034)
Municipal bonds	1,219,109	(30,087)	-	-	1,219,109	(30,087)
Mortgage backed and asset backed securities	1,564,225	(37,381)	116,700	(2,272)	1,680,925	(39,653)
Total fixed maturities	5,143,346	(115,402)	165,857	(3,018)	5,309,203	(118,420)
Equities:
Equities	1,648,897	(23,309)	1,074,560	(61,800)	2,723,457	(85,109)
Other equity investments	109,804	(3,492)	-	-	109,804	(3,492)
Total equities	1,758,701	(26,801)	1,074,560	(61,800)	2,833,261	(88,601)
Total available for sale	$6,902,047	$(142,203)	$1,240,417	$(64,818)	$8,142,464	$(207,021)

	Less than 12 months		Greater than 12 months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
December 31, 2016
Available for sale:
Fixed maturities:
US Treasury securities	$299,162	$(15,830)	$-	$-	$299,162	$(15,830)
Corporate bonds	1,897,000	(42,994)	196,399	(2,240)	2,093,399	(45,234)
Municipal bonds	1,296,688	(38,191)	-	-	1,296,688	(38,191)
Mortgage backed and asset backed securities	1,700,173	(39,264)	134,090	(6,036)	1,834,263	(45,300)
Total fixed maturities	5,193,023	(136,279)	330,489	(8,276)	5,523,512	(144,555)
Equities:
Equities	1,007,860	(59,357)	1,063,959	(72,400)	2,071,819	(131,757)
Other equity investments	52,840	(4,719)	-	-	52,840	(4,719)
Total equities	1,060,700	(64,076)	1,063,959	(72,400)	2,124,659	(136,476)
Total available for sale	$6,253,723	$(200,355)	$1,394,448	$(80,676)	$7,648,171	$(281,031)

Unrealized losses occur from market price declines that may be due to a number of factors, including economic downturns, changes in interest rates, competitive forces within an industry, issuer specific events, operational difficulties, lawsuits, and market pricing anomalies caused by factors such as temporary lack of liquidity.

The total number of securities in the investment portfolio in an unrealized loss position as of March 31, 2017 was 66, which represented an unrealized loss of $207,021 of the aggregate carrying value of those securities. The 66 securities breakdown as follows: 33 bonds, 22 mortgage and asset backed securities, 7 common stocks, 2 high yield corporate bond fund, 1 preferred stock index fund, and 1 senior loan fund. The Company determined that no securities were considered to be other-than-temporarily impaired as of March 31, 2017 and December 31, 2016. The unrealized gains on the remainder of the available for sale portfolio as of March 31, 2017 were $469,519.

US Alliance Corporation

Notes to Consolidated Financial Statements (unaudited)

Note 3.     Fair Value Measurements

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. The Company uses a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement rate.

●

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The Company’s Level 2 assets and liabilities include fixed maturity securities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  This category generally includes U.S. Government and agency mortgage-backed debt securities and corporate debt securities.

●	Level 3 inputs are unobservable for the asset or liability and reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Investments, available for sale: Investments in securities that are classified as available for sale are recorded at fair value utilizing Level 1 and Level 2 measurements.

US Alliance Corporation

Notes to Consolidated Financial Statements (unaudited)

The following table presents the amounts of assets measured at fair value on a recurring basis as of March 31, 2017 and December 31, 2016:

	March 31, 2017
	Total	Level 1	Level 2	Level 3
Available for sale:		(unaudited)
Fixed maturities:
US Treasury securities	$302,583	$302,583	$-	$-
Corporate bonds	4,452,716	-	4,452,716	-
Municipal bonds	3,656,990	-	3,656,990	-
Mortgage backed and asset backed securities	3,276,167	-	3,276,167	-
Total fixed maturities	11,688,456	302,583	11,385,873	-
Equities:
Equities	5,135,423	5,135,423	-	-
Other equity investments	331,683	331,683	-	-
Total equities	5,467,106	5,467,106	-	-
Total	$17,155,562	$5,769,689	$11,385,873	$-

	December 31, 2016
	Total	Level 1	Level 2	Level 3
Available for sale:
Fixed maturities:
US Treasury securities	$299,162	$299,162	$-	$-
Corporate bonds	3,845,896	-	3,845,896	-
Municipal bonds	2,849,829	-	2,849,829	-
Mortgage backed and asset backed securities	3,325,187	-	3,325,187	-
Total fixed maturities	10,320,074	299,162	10,020,912	-
Equities:
Equities	4,942,248	4,942,248	-	-
Other equity investments	201,256	201,256	-	-
Total equities	5,143,504	5,143,504	-	-
Total	$15,463,578	$5,442,666	$10,020,912	$-

The Company discloses the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The estimated fair value approximates carrying value for accrued interest. The methodologies for other financial assets and financial liabilities are discussed below:

Cash and cash equivalents: The carrying amounts approximate fair value because of the short maturity of these instruments.

Policyholder deposits in deposit-type contracts: The fair value for policyholder deposits in deposit-type insurance contracts (accumulation annuities) is calculated usinga discounted cash flow approach. Cash flows are projected using actuarial assumptions and discounted to the valuation date using the risk-free rates adjusted for credit risk and the nonperformance risk of the liabilities.

US Alliance Corporation

Notes to Consolidated Financial Statements (unaudited)

The estimated fair values of the Company’s financial assets and liabilities at March 31, 2017 and December 31, 2016 are as follows:

	March 31, 2017		December 31, 2016
	(unaudited)
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	$2,177,660	$2,177,660	$3,145,745	$3,145,745
Investments, at fair value	17,155,562	17,155,562	15,463,578	15,463,578
Total Financial Assets	$19,333,222	$19,333,222	$18,609,323	$18,609,323

Financial Liabilities:
Policyholder deposits in deposit-type contracts	$3,856,221	$3,795,307	$3,398,170	$3,260,086
Total Financial Liabilities	$3,856,221	$3,795,307	$3,398,170	$3,260,086

Note 4.     Income Tax Provision

No income tax expense or (benefit) has been reflected for the quarters ended March 31, 2017 and 2016 due to the lack of taxable net income generated by the Company and the 100% valuation allowance pertaining to the deferred tax asset. The difference between the reported amount of income tax expense and the amount expected based upon statutory rates is primarily due to the increase in the valuation allowance on deferred taxes.

The net operating loss carryforwards for the Company are $5,250,492 and $5,050,176 as of March 31, 2017 and December 31, 2016, respectively. The components of the deferred tax assets and liabilities due to book and tax differences are the following: fixed asset depreciation, net operating loss carryforward, net unrealized losses on investment securities, policyholder benefit reserves and deferred acquisition costs. The net deferred tax asset is offset 100 percent by the valuation allowance.

Note 5.     Warrants

The Company conducted its public stock offering through the sale of units. Each unit was sold for $1,000 and consisted of 200 shares of common stock and a warrant to purchase an additional 200 shares of common stock at $6.00 per share. The warrants were originally scheduled to expire, if not exercised, February 24, 2016. The board of directors of the Company extended the warrant expiration date to April 1, 2016. As of December 31, 2014 warrant-holders had the right to purchase 2,532,400 shares of common stock. On February 24, 2015, the Company registered a warrant exercise offering with the Kansas Securities Commissioner. During 2015, warrant-holders exercised warrants for the purchase of 944,845 shares of common stock. As of December 31, 2015 warrant-holders had the right to purchase 1,587,555 shares of common stock. During the first three months of 2016, warrant-holders exercised their rights to purchase an additional 354,794 shares of common stock.

Management engaged the services of an experienced valuation firm to value the warrants as of February 24, 2013. The valuation performed valued the warrants to be worth $0.01 per share of common stock and management has allocated this amount from additional paid-in capital to the outstanding warrants. As the warrants have been exercised, the value allocated to the warrants exercised has been restored to additional paid-in capital. The value of outstanding warrants was reduced to zero at March 31, 2016. During the warrant exercise period, we were not aware of any sale of our warrants.

Note 6. Subsequent Events

All of the effects of subsequent events that provide additional evidence about conditions that existed at the balance sheet date, including the estimates inherent in the process of preparing the consolidated financial statements, are recognized in the consolidated financial statements. The Company does not recognize subsequent events that provide evidence about conditions that did not exist at the balance sheet date but arose after, but before the consolidated financial statements are issued. In some cases, unrecognized subsequent events are disclosed to keep the consolidated financial statements from being misleading.

The Company has evaluated subsequent events through May 10, 2017, the date on which the consolidated financial statements were issued.